                                                                    Exhibit a(2)

                                  AMENDMENT TO

                       AGREEMENT AND DECLARATION OF TRUST

                                       OF

                              THE TOCQUEVILLE FUND

               WHEREAS, the Trustees have previously established a trust to carry on the business of an investment company; and

               WHEREAS, the Trustees now desire to change the name of the Trust from "The Tocqueville Fund" to "The Tocqueville Trust";

               NOW, THEREFORE, the Trustees hereby declare that effective August 19, 1991 this Agreement and Declaration of Trust is hereby amended as follows:

               Article I, Section 1. is hereby amended and restated to read as follows:

                                    ARTICLE I

                              NAME AND DEFINITIONS

                      Section 1. Name. This Trust shall be known as "The
               Tocqueville Trust," and the Trustees shall conduct the business of the Trust under that name or any other name as they may from time to time determine.

               IN WITNESS WHEREOF, the undersigned has executed this instrument this 19th day of August, 1991.

                                            /s/ Francois D. Sicart
                                            ------------------------------------
                                            Francois D. Sicart
                                                President and Trustee

                                            1675 Broadway
                                            New York, New York  10019